UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SENSIENT TECHNOLOGIES CORPORATION

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2014 Shareholder Discussion Materials

* Cautionary Note on Forward-Looking Statements   This document contains statements that may constitute “forward-looking statements” within the meaning of Federal securities laws. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following: the pace and nature of new product introductions by the Company and the Company’s customers; the Company's ability to successfully implement its strategy to create sustainable, long-term shareholder value; the Company’s ability to successfully implement its growth strategies; the outcome of the Company’s various productivity-improvement and cost-reduction efforts; changes in costs or availability of raw materials, including energy; industry and economic factors related to the Company’s domestic and international business; growth in markets for products in which the Company competes; industry and customer acceptance of price increases; actions by competitors, including increased intensity of competition; the loss of any customers in certain product lines in which our sales are made to a relatively small number of customers; product liability claims or product recalls; the costs of compliance, or failure to comply, with laws and regulations applicable to our industries and markets; changing consumer preferences and changing technologies; and failure to complete and integrate future acquisitions or dispositions. The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. This presentation contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the year ended December 31, 2013.

Overview Sensient is executing a clear strategy to create sustainable, long-term shareholder value Sensient’s efforts have delivered record revenue and earnings each of the past 4 years The Company’s stock price is at a record high Sensient’s Board has a consistent record of implementing changes to promote and strive for best-in-class corporate governance Sensient’s highly qualified Board has the relevant expertise and experience to guide the Company going forward FrontFour Capital, a 1.5% shareholder in Sensient, has nominated 4 directors to the Sensient Board FrontFour’s proposals do not include any initiatives which Sensient is not already undertaking nor do they present any viable alternatives to existing strategies FrontFour has offered little in terms of concrete, actionable plans to drive value *

A Well-Positioned Leader in Flavors, Fragrances and Colors Leading global developer, manufacturer and marketer of advanced color, flavor and fragrance systems Serves food, beverage, cosmetic, digital printing, pharmaceutical and other consumer and industrial applications Well-positioned to capitalize on worldwide growth in demand for flavors and fragrances Long-term record of operating success and shareholder value creation Founded in 1882 Public since 1962 50+ year record of uninterrupted dividend payments *

* Global Market Leader Sensient is the global market leader in the food & beverage color market We also hold market leading positions in: Flavors Fragrances Cosmetic colors and ingredients Digital inks Pharma colors & coatings Industrial colors Global success a result of Board leadership & management execution

2013 sales (mm) $494 $881 ’09-’13 CAGR 7.1% 3.3% 2013 EBIT (mm) $104 $122 % margin 21.0% 13.9% EBIT margin comparison with other industry players Sensient’s Segment Business Performance * Source: Company filings and information Note: Peers’ margins represent reported margins for the applicable business segment Two strong businesses with work underway for Flavors & Fragrances segment Color Flavors & Fragrances

Players in the Flavors and Fragrances Industry Have a Different Product Mix and Margin Profile * Ingredients Systems Full flavor house Players in the ingredients industry have a diverse product mix with lower profitability Sensient is implementing a strategy to transform its business into a full flavor house IFF has a product mix that cannot be directly compared to Sensient’s Product mix

A Clear Strategy for Creating Value Expanding in higher-margin, value-added products Leveraging technology platform to deliver innovative new solutions Continue implementing Flavors transformation following successful roadmap from Colors Group Transformation of Flavors & Fragrances Group into a provider of sophisticated high-margin customer solutions Invest in best-of-class talent and assets Optimize operating footprint with selective plant rationalizations Manage portfolio and mix through strategic pricing, high-value new-product development and pruning of non-strategic business Efficiently allocating capital to drive growth and return capital to shareholders *

We Have Begun Implementing the Colors Blueprint in Flavors & Fragrances * Completed initial restructuring in 2013, generating annualized savings of $12mm Additional efforts announced in 2014 to reduce costs by $20mm to $25mm by 2015 and drive efficiencies across the company Reducing Costs Aligning with our Customers Enhancing Our Capabilities Establishing Clear Incentives Completed global realignment of Flavors & Fragrances to better orient our resources to meet customer needs Strategy changed to emphasize shift to differentiated value-added customer solutions Upgraded our management talent Opened new state-of-the-art facility outside Chicago to drive flavor innovation Emphasis on commercialization of new products and technologies Implemented specific management incentives across the Company to emphasize higher-margin, value-added products, ROIC and cash flow Taken steps to encourage an entrepreneurial culture

Our Strategy Has Proven Successful Execution of plan in Colors provides clear roadmap for success * 15% compound annual growth in operating income and 400 basis point improvement in return on assets in Colors

We Have Successfully Demonstrated Our Ability to Execute a Value Added Strategy in Colors * EBIT margin (%) Margin expansion accomplished by effectively pursuing strategic initiatives in the following categories: Product development Investment in customer coverage Price Mix Cost cutting

Our Colors Business Has Outperformed Its Main Competitor During the Last 5 Years * Source: Company filings 1 Represents EBIT margin for colors & blends division given previous reporting segments EBIT margin (%) 1

We Will Continue to Roll Out This Margin Improvement Strategy in Flavors & Fragrances over the Next 4 Years * EBIT margin (%) High-Teens% Beginning in 2013, Sensient began to implement strategic initiatives in Flavors & Fragrances similar to those successfully deployed in Colors Margin expansion will be accomplished by pursuing strategic initiatives in the following categories: Product development Investment in customer coverage Price Mix Cost cutting

We Have a Multi-Pronged Approach to Improving Margins in the Flavors & Fragrances Business * Focus on innovation and sales of value-added, differentiated products Expand margins by improving product mix and new product development More effective utilization of installed base of industry-leading skills Better aligning group management with strategic goals such as incentive programs Enhanced and well-trained sales coverage Capital investment and technical resources directed to high-return segments to continue to enhance technologies and capabilities Rationalization of production assets

We Have the Experience and Track Record to Successfully Complete the Implementation of the Flavors & Fragrances Strategy We will enhance returns in Flavors & Fragrances The solution requires a nuanced, comprehensive strategy Simple cost cutting is not the answer for Sensient, just as it has not been for peers or the Colors group We implemented a value added strategy in Colors and delivered results Although benefits are beginning to show, we will retain a relentless focus on execution Realigning the organization to focus on value and customer positioning is significantly more complex and provides a much stronger benefit than simple cost cutting *

Committed to Returning Capital to Shareholders Since the beginning of 2013 – Declared dividend increases of 14% Committed to 2mm share buyback in next 12 months * Expect to return ~$160mm to shareholders in next 12 months

Sensient’s Strong Balance Sheet More Levered than Many Peers Maintaining investment-grade rating provides financial flexibility for CAPEX, buybacks, dividends and acquisitions Minimizes refinancing risk in volatile capital markets Sensient net debt-to-EBITDA in line with other ingredient firms serving the food & beverage industry * Industry average = 1.04x

Efficient Capital Allocation Drives Long-term Shareholder Value Reinvest in high-ROIC projects within the Company Maintain a healthy dividend Keep debt levels in line with an investment-grade profile Opportunistic stock buybacks Evaluate potential highly accretive acquisition opportunities * Sensient’s priorities aligned with long-term shareholders

Commitment to Best-in-Class Corporate Governance Consistent Record of Shareholder-Friendly Actions and Responsiveness to Shareholder Concerns * Board declassification Elimination of poison pill Long-term incentive compensation 100% performance based Director resignation policy Independent director added in 2013 Added lead director effective as of April 24, 2014 Amended director selection criteria to emphasize Sensient’s commitment to diversity on the Board Committed to sustainability and to delivering Sensient’s first sustainability report in 2015

Strong, Independent Board 7 Independent Directors Independent Lead Director as of April 24, 2014 Board members possess relevant experience: Food-science and other technical skills Industry knowledge Deep knowledge of the Company Significant corporate leadership experience in global businesses Finance, accounting and regulatory expertise Diversity is a key consideration *

Sensient Has Outperformed Its Peers over the Last 7 Years Source: FactSet and Bloomberg market data as of 03/21/14; returns adjusted for dividends Sensient 163% IFF 129% Russell 2000 48% Givaudan 51% Symrise 119% S&P Midcap Spec. Chem. Index 121% * Historical 7-year dividend-adjusted returns (rebased to 100) Through the downturn, Sensient better managed its business and outperformed other companies

Sensient Has Also Delivered Solid Relative Performance over the Short Term * 7-year returns 5-year returns 3-year returns 1-year return Sensient 163% 178% 71% 47% IFF 129% 262% 65% 25% Givaudan 51% 141% 64% 16% Symrise 119% 363% 93% 21% Russell 2000 48% 198% 47% 26% S&P Midcap Specialty Chemical Index 121% 402% 83% 25% Source: FactSet and Bloomberg as of 03/21/14 Note: Returns adjusted for dividends Comparisons skewed by Sensient’s outperformance during the financial crisis

Sensient Outperformed Peers Through the Downturn and over the Long Term * March 2007 March 2009 Today Sensient $100 $95 $263 IFF $100 $63 $229 Givaudan $100 $63 $151 Symrise $100 $47 $219 Russell 2000 $100 $50 $148 S&P Midcap Specialty Chemical Index $100 $44 $221 Source: FactSet and Bloomberg as of 03/21/14 Note: Assumes $100 invested on 03/21/07; returns adjusted for dividends; March 2009 data as of 03/20/09

Adding a FrontFour-Nominated Director Would Be Detrimental to Sensient and its Shareholders

1. FrontFour chose 3 nominees without industry experience to help catalyze our Flavors business
2. FrontFour's lone industry nominee was involved in a high-profile lawsuit over trade secrets with a major food & beverage company
3. These nominees have a record of poor operational performance and destruction of shareholder value
4. These nominees have past associations with FrontFour or its progenitor, Pirate Capital, sometimes in conflict with the interests of other shareholders

In our view, the proposed slate shows a lack of judgment by FrontFour

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* FrontFour Chose 3 Nominees Without Industry Experience to Catalyze Our Flavors Business Our Flavors business segment provides custom-crafted flavor and fragrance innovations to the food, beverage, pharmaceutical, personal-care and household-products industries Three of FrontFour’s hand-picked nominees appear to lack any experience with the F&F business or our customers’ highly competitive markets James Henderson appears to have worked only in industries related to defense, education and industrials James Hyman was the CEO of a prison-services company and is the current CEO of an environmental-testing company Stephen Loukas has trading and analyst experience with financial-services firms, but apparently no named-executive-level operational experience in any industry 1 None of these three nominees have experience that is relevant to Sensient or its customers’ businesses

* FrontFour’s Lone Industry Nominee Was Once Deemed a Risk as to Industry Trade Secrets PepsiCo, Inc. obtained a federal injunction against Mr. Redmond to prevent him from misappropriating trade secrets and confidential information in connection with his career move from PepsiCo to Quaker Oats The trial court stated that Redmond’s “lack of forthrightness on some occasions, and out and out lies on others…leads the court to conclude that defendant Redmond could not be trusted to act with the necessary sensitivity and good faith under the circumstances in which the only practical verification that he was not using plaintiff's secrets would be defendant Redmond's word to that effect”1 Mr. Redmond’s behavior was also questioned during his tenure as CEO in the seven years leading up to the bankruptcy of Garden Way, Inc., a New York company Empire State Development Corporation accused Mr. Redmond of using “fraud and misrepresentation”2 to obtain $1.5mm in public economic-development aid 2 William Redmond has a history of behavior that has been described as fraudulent and dishonest 1 PepsiCo, Inc. v. William E. Redmond, Jr., 54 F.3d 1262, 1270 (7th Cir. 1995) (citing trial-court findings). 2 Garden Way Defrauded State, Suit Claims, Daily Gazette (June 4, 2002).

•           Poor Operational Performance and Destruction of Shareholder Value Messrs. Henderson and Redmond led at least 4 companies into bankruptcy1 •Messrs. Henderson and Loukas have been associated with 63-75% destruction of shareholder value at 4 other companies2 –Xinergy Ltd. (Loukas, 63% decline in investment while Director, 2012-13); –DGT Holdings Corp. (Henderson, 66% decline in investment while Director, 2003-11; Henderson was Chairman from 2005 to 2011); –Gateway Industries, Inc. (Henderson, 72% decline in investment while President, 2001-08); –James River Coal Co. (Loukas, 75% decline in investment following threat of proxy contest, 2006). •FrontFour’s nominees do not have the track record or experience to help Sensient create shareholder value •1 Point Blank, Inc. (Henderson, Chairman/CEO, 2010); Mark IV Industries, Inc. (Redmond, Director, 2009); Citation Corporation (Redmond, Director, 2007); Garden Way, Inc. (Redmond, Chairman/CEO, 2001); 2 Note: Investment represents total shareholder return adjusted for dividends per FactSet; Gateway Industries is now known as Viggle, Inc.

* FrontFour’s Principals and Nominees Have Appeared to Disregard Other Shareholder Interests Before FrontFour’s principals, including Mr. Loukas, worked together at Pirate Capital, LLC, a notoriously brash and abrasive activist hedge fund that we believe informed their current attitudes toward company engagement1 At Cornell Companies, Mr. Hyman and future FrontFour founder Zachary George attempted to push through a flawed sale, apparently to create liquidity for their supporting shareholder, Pirate2 Mr. Loukas joined FrontFour founders David Lorber and Mr. George in a series of seemingly conflicted acts at Fisher Communications, Inc.3 FrontFour self-servingly mischaracterized the facts and Canadian securities laws in an unsuccessful disruptive effort at Renegade Petroleum Ltd.4 4 Given this seemingly reckless behavior, we believe Sensient can do much better than these four ill-suited FrontFour nominees 1 See slide A-1 of the Appendix and the associated footnotes; 2 See slide A-2 of the Appendix and the associated footnotes; 3 See slide A-3 of the Appendix and the associated footnotes; 4 See slide A-4 of the Appendix and the associated footnotes

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Four Nominees That FrontFour Has Targeted Are Highly Qualified – and All Have Deep Knowledge of Sensient’s Businesses * James A.D. Croft Former senior partner in the London-based real estate consulting firm of Richard Ellis Established Richard Ellis’s international Hotels and Leisure division Extensive business-development and operational-expansion experience throughout Europe, the United States and Latin America Provided senior executive leadership through Richard Ellis’s initial merger with California-based CB Commercial to create CB Richard Ellis Co-founder of SRAB Shipping AB, a publicly traded Swedish shipping company; provided executive leadership through SRAB Shipping AB’s initial public offering William V. Hickey Operating Advisor at Ares Management, a global alternate investment manager with $68 billion under management Former Chief Executive Officer of Sealed Air Corporation, a global manufacturer of protective, food and specialty packaging materials and systems, for 13 years While Mr. Hickey was a senior executive at Sealed Air Corporation, the company grew its net sales from $78 million to over $7.5 billion In total, approximately 23 years of executive experience in the food industry while at Sealed Air Corporation Former CFO of W.R. Grace & Co.’s Pacific and Latin American operations Director and Finance Committee Chairman at Public Service Enterprise Group Incorporated, a diversified energy company traded on the New York Stock Exchange that is one of the 10 largest electric utility companies in the United States CPA and “financial expert” under SEC regulations.

* Kenneth P. Manning Over 33 years of dedicated specialty-chemical and food-technology experience leading Sensient’s businesses as former CEO Transformed Sensient from a commodities food business into a global leader in specialty chemicals Total shareholder return of over 800% during the 25 years Mr. Manning has been a Sensient director vs. nearly 575% return for the S&P 500 and approximately 700% for the Russell 2000 Former President of several divisions while at W.R. Grace & Company, 1973 - 1987 Former active-duty U.S. Navy officer, Rear Admiral in the U.S. Naval Reserve and recipient of the Legion of Merit Essie Whitelaw Former Senior Vice President of Operations of Wisconsin Physician Services Senior executive at Blue Cross Blue Shield of Wisconsin Extensive operational experience regarding regulatory compliance and human resources, including development and implementation of compensation policies and design of incentive programs for sales and customer service employees to achieve business objectives while managing risk Former director of WICOR Corporation, a Wisconsin energy utility Our Four Nominees That FrontFour Has Targeted Are Highly Qualified – and All Have Deep Knowledge of Sensient’s Businesses

SENSIENT®

Sensient Plan vs. FrontFour Proposal

	Sensient	FrontFour
Plan of Action	▪ Reinvest in business ▪ Specific, realistic cost reductions ▪ Prudent buyback ▪ Dividend increase ▪ Collaborative approach	▪ Cut internal investment ▪ Unspecified, unrealistic cost reductions[1] ▪ Unrealistic buyback ▪ Disruptive approach
Credit Profile	Maintains	Weakens
Profit Growth	Strengthens	Weakens[1]
ROIC	Strengthens	Weakens[1]

[1] Sensient management believes that FrontFour's proposed $75mm in cost reductions would have significant negative impact on product mix, innovation, revenues, quality, product safety and customer relationships

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Creating Shareholder Value Proven track record Board holding management accountable for creating value Sensient is focused on: Operational improvements Optimizing capital structure Prudent capital allocation Maintaining best-in-class corporate governance Consistent, continued and proactive shareholder engagement *

Appendix

A-1 Pirate Capital and the Link to FrontFour Pirate Capital, LLC was an aggressive activist fund known for taking a confrontational stance toward management Future FrontFour founders Zachary George, David Lorber, Andrew Stotland and Carl Klien were colleagues at Pirate in roughly the 2004-2006 time period1 Mr. Loukas joined the Pirate team in January 20052 Bloomberg News stated on February 2, 2007, that a “grab-it-while-you-can ethos pervaded the firm” around this time The Pirate slogan was “Surrender the Booty!”; a life-sized wooden pirate stood in the lobby; and employees amused themselves with a tank of carnivorous fish that occupied a portion of the trading floor While employed by Pirate, future FrontFour principals were intimately involved in essential Pirate initiatives: Mr. George was Pirate’s “most-active analyst,” particularly at Cornell Companies Mr. Lorber ran Pirate’s successful campaign at GenCorp Inc., where he was joined on the board 2 years later by fellow activist Mr. Henderson (Messrs. Lorber and Henderson have served together as GenCorp directors for the last 6 years) Mr. Loukas initiated the ill-fated James River Coal Company proxy campaign Messrs. Loukas, Stotland, George, Lorber and Klien all left Pirate between February and September 20063 On or after December 6, 2006, Messrs. George, Lorber, Stotland and Klien founded FrontFour Capital Partners LLC4 Logos and office locations change easily, but core attitudes and values may not 1 Mutiny at Pirate Capital Roils Hudson After Worst Year Ever , Bloomberg (Feb. 2, 2007); 2 Sensient SEC Form DEFC14A filed Mar. 18, 2014, p. 13; 3 Pirate Capital Is Up to Its Eye-Patch in Trouble, DealBook, Sept. 29, 2006; 4 http://files.wallstreetfolly.com/wordpress/tag/pirate-capital/; entity search at Delaware Secretary of State website

A-2 Seeming Favoritism at Shareholder Expense Future FrontFour founder Mr. George helped Mr. Hyman become CEO of Cornell Companies and then both served on the board New York magazine prominently featured Mr. George claiming to have interviewed, in Pirate’s offices, candidates to replace Mr. Hyman’s predecessor as CEO at Cornell1 After Mr. Hyman became CEO, Pirate ran a proxy contest at Cornell that garnered Pirate 7 of 9 board seats (including one for Mr. George); the Board subsequently expanded the board to 10 and reappointed Mr. Hyman Chairman of the Board2 In October 2006, Messrs. Hyman and George, along with the rest of the Pirate-controlled board of Cornell, attempted to sell Cornell at a 2% premium3 Erstwhile hedge-funds allies that had helped Pirate obtain board control accused the Cornell board (including Messrs. Hyman and George) of having “failed in their fiduciary responsibility” in running a flawed auction process and Cornell management (including Mr. Hyman) of having been “frustratingly secretive” about the transaction4 Dow Jones speculated that Pirate’s support for the deal “may have more to do with the state Pirate Capital is in than that of the prison industry. Pirate Capital's overall returns were down sharply this year, and many of its most prominent traders have left. It also faces a Securities and Exchange Commission inquiry into its disclosure of stock sales”5 In January 2007, Cornell’s shareholders rejected the proposed sale; Pirate exited its position by April 4, 20076 In 2010, Cornell merged with The GEO Group, Inc., with Cornell shareholders for a nearly 40% premium over the sale price advocated by Messrs. Hyman and George in 20067 We believe FrontFour’s people have a history of acting in their own interest, not the best interest of all shareholders 1 Hedge Fund Managers Get Richest Quickest , New York (2005); available at http://nymag.com/nymetro/news/bizfinance/finance/features/10426/index4.html; 2 Cornell Cos. Forms 8-K filed May 19, 2006 and July 6, 2006; 3 Source: FactSet; Cornell Cos. Form 8-K filed Oct. 10, 2006; 4 Cornell Cos. Form SC 13D filed Dec. 6, 2006; 5 Cornell Cos. Holders Oppose Pirate Capital Plan to Sell Co., Dow Jones (Dec. 12, 2006); 6 Cornell Cos. Form 8-K filed Jan. 23, 2007 and Form SC 13D/A filed Apr. 4, 2007; 7 Source: FactSet; Cornell Cos. Form 8-K filed Apr. 19, 2010

A-3 Seeming Board-level Conflicts of Interest In December 2010, Huntingdon REIT made a hostile-takeover bid for Fisher Communications, Inc. Mr. George was CEO of Huntingdon and a principal of FrontFour at this time Mr. Lorber was a sitting Fisher director and a principal of FrontFour at this time FrontFour owned over 10% of Huntingdon’s equity and Messrs. George and Lorber were both Huntingdon directors1 The Fisher board rejected the Huntingdon offer as inadequate; by April 2011, Fisher was trading roughly 25% above the implied value of Huntingdon’s offer2 In January 2011, Messrs. Lorber and Loukas initiated a proxy contest at Fisher, advocating the sale of “the Company to the highest bidder” and sharply criticizing the rejection of Huntingdon’s “bona fide offer”3 If elected, FrontFour’s 4 nominees plus Mr. Lorber would have constituted a majority of the Fisher board4 The Fisher board stated that “Mr. Lorber’s lack of transparency, poor governance performance and his misleading statements demonstrate a willingness to say and do anything to ensure that his firm controls Fisher”5 The Fisher board also noted that “a fair question to ask is how did Huntingdon, a Canadian REIT with a market cap of approximately $100 million, became interested in acquiring a U.S. broadcaster? Another fair question to ask is when during Huntingdon’s discussions and evaluation process did Mr. Lorber stop participating as a Huntingdon director and recuse himself?” 6 On May 6, 2011, the Fisher board accused Mr. Lorber, Mr. Loukas and FrontFour of repeated deception, “hypocrisy” and “questionable judgment” 7 These do not strike us as the actions of a group “committed only to maximizing value for all shareholders over the long term”8 1 Fisher Comm’ns, Inc. Form DEFA14A filed Apr. 21, 2011; 2 Fisher Comm’ns, Inc. Form DEFA14A filed Apr. 12, 2011; 3 Fisher Comm’ns, Inc. Form DEFA14A filed Jan. 27, 2011; 4 Fisher Comm’ns, Inc. Form DEFA14A filed Apr. 21, 2011; 5 Id.; 6 Id.; 7 Fisher Comm’ns, Inc. Form DEFA14A filed May 6, 2011; 8 Sensient Form DEFC14A filed Mar. 18, 2014, p. 11

A-4 Seeming Disregard for Facts and Rules In January 2014, Renegade Petroleum Ltd. declared a “decisive victory” when FrontFour withdrew its request for a special meeting to elect new directors in the face of majority shareholder support for the company1 FrontFour’s special-meeting request came less than 30 days after the election of directors at the company’s annual meeting2 The Renegade board deemed FrontFour’s nominees inappropriate, noting particularly their “lack of experience and understanding of the oil and gas sector” and FrontFour’s “hypocritical” behavior in putting forward candidates “not truly independent” due to their numerous connections to FrontFour 3 The Renegade board labeled FrontFour “highly disingenuous” for having “repeatedly relied on unfounded speculation, gross misrepresentations and errors in even basic financial analysis in an attempt to discredit” the sitting directors4 The Renegade board said “FrontFour is lying to you” about, among other things, Renegade’s efforts to communicate with Mr. George5 The Renegade board also noted that FrontFour repeatedly ignored applicable Canadian securities-law principles and fiduciary duties when criticizing Renegade for the level of incumbent-director share ownership, the company’s request for nominee biographical information and the applicable voting procedures6 FrontFour appears willing to bend the truth if doing so bolsters FrontFour’s arguments in search of shareholder votes 1 Renegade Petroleum, Ltd. (“Renegade”), News Release filed with SEDAR Jan. 27, 2014; Note: SEDAR filings can be accessed at http://www.sedar.com/search/search_form_pc_en.htm; 2 Renegade, News Releases filed with SEDAR Oct. 21, 2013 and Nov. 6, 2013; 3 Renegade, News Release filed with SEDAR Jan. 15, 2014; 4 Id.; 5 Id.; 6 Renegade, News Release filed with SEDAR Nov. 6, 2013